EXHIBIT 21

LIST OF SUBSIDIARIES


                                     State / Country     Percentage Ownership
           Name                    of Incorporation       as of July 31, 2001
-----------------------------------------------------------------------------

1. Equidyne Systems, Inc.                 California                     100%

2. Equidyne Holdings                   Massachusetts                     100%

3. Dynamic Dental Systems, Inc.              Georgia                     100%